NAL FINANCIAL GROUP INC.
                 Statement Re: Computation of Per Share Earnings
                    (In thousands, except per share amounts)


                                                     For the Quarters Ended       For the Nine Months Ended
                                                      Sept 97       Sept 96        Sept 97        Sept 96
                                                      -------       -------        -------        -------
Primary:

Weighted average shares outstanding                    12,840          7,044        11,356          6,857
Net effect of dilutive stock options
  based on the modified treasury stock method            --            2,002          --            1,627
                                                     --------       --------      --------       --------
Total weighted average shares outstanding              12,840          9,046        11,356          8,484
                                                     ========       ========      ========       ========

Net income (loss)                                    ($22,271)      $  2,182      ($29,015)      $  6,142

Income adjustment relating to reduction
  of debt based on the modified treasury method          --              336          --              758
                                                     --------       --------      --------       --------
Net income (loss) available to common
  and common equivalent shares                       ($22,271)      $  2,518      ($29,015)      $  6,900
                                                     ========       ========      ========       ========
Per share amount                                     ($  1.73)      $   0.28      ($  2.56)      $   0.81
                                                     ========       ========      ========       ========

Fully Diluted:

Weighted average shares outstanding                    12,840          7,044        11,356          6,857
Net effect of dilutive stock options
  based on the modified treasury stock method            --            2,002          --            1,627
Net effect of dilutive subordinated
  debentures based on the if converted method            --            2,175          --            1,885
                                                     --------       --------      --------       --------
Total weighted average shares outstanding              12,840         11,221        11,356         10,369
                                                     ========       ========      ========       ========

Net income (loss)                                    ($22,271)      $  2,182      ($29,015)      $  6,142

Income adjustment relating to reduction
  of debt based on the modified treasury method          --              319          --              722
Income adjustment relating to reduction
  of debt based on the if converted method               --              384          --              963
                                                     --------       --------      --------       --------
Net income (loss) available to common
  and common equivalent shares                       ($22,271)      $  2,885      ($29,015)      $  7,827
                                                     ========       ========      ========       ========
Per share amount                                     ($  1.73)      $   0.26      ($  2.56)      $   0.75
                                                     ========       ========      ========       ========
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